Exhibit 10.25

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (the “Agreement”), entered into as of this 9th day of April, 2010, by  Bell BR Meadowmont, LLC, a Delaware limited liability company (“Owner”) and Bell Partners Inc., a North Carolina corporation (“Manager”).

IN CONSIDERATION of the mutual covenants and promises each to the other made herein, the Owner does hereby engage Manager exclusively as an independent contractor, and the Manager does hereby accept the engagement, to rent, lease, operate, repair and manage the property more particularly described below (the “Project”) upon the following terms and conditions.

THE PROPERTY: Located in the Town of Chapel Hill, Counties of Orange and Durham, State of North Carolina and being known to consist of 258 units, and more particularly described as:

Apartments at Meadowmont:
100 Village Crossing Drive
Chapel Hill, NC  27517

SECTION 1: DEFINITIONS

1.01 TERM
The term of this Agreement shall commence on the date hereof and shall, subject to the provisions hereof, terminate twelve (12) months following the date hereof.  This Agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof.

1.02 FEES
The management fee (“Base Management Fee”) payable each month by Owner to Manager hereunder shall be an amount equal to three percent (3)% of the Gross Receipts from the Project.  Owner is entering into a $28,500,000 Mortgage Loan (the “Loan”), evidenced by that certain Multifamily Note dated as of April 9, 2010 (the “Note”), from Owner to CWCapital LLC/Freddie Mac, and secured by that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing dated as of April 9, 2010 (the “Security Instrument”). Notwithstanding anything herein to the contrary, so long as any indebtedness is outstanding under the Security Documents (as defined below): (i) Owner shall not pay and Agent shall not collect any Management Fees in excess of 3% of aggregate gross monthly income received by Owner from the operation of the Property (“Excess Management Fees”), until Owner has paid all operating expenses (including the management fee), monthly principal , interest, escrows, insurance reserves and other required items or charges due under the Security Documents; (ii) after Manager has notice of or acquires actual knowledge of an Event of Default under the Security Instrument (a “Default Notice”), Manager shall not be entitled to receive any Excess Management Fees; (iii) if payment of Excess Management Fees is included with payment of Management Fees after a Default Notice, Manager will be entitled to retain only that part of the payment which is not Excess Management Fees; (iv) if Manager receives Excess Management Fees after the Default Notice, Manager agrees that such Excess Management fees will be received and held in trust for Secured Party, to be applied to amounts due under the Security Instrument; and (v) this Management Agreement is terminable by Owner without cause upon not more than thirty (30) days written notice without the payment of penalty or fee.  For purposes hereof, the term “Security Documents” has the meaning assigned to that term in the Security Instrument, and the term “Secured Party” means the owner and holder from time to time of the Note and the other Security Documents. Notwithstanding the above, this Agreement does not contemplate or include Manager’s entitlement to any Excess Management Fees.

Yieldstar.  Owner agrees to deploy Yield Management (the process of balancing supply and demand to price apartments to maximize rental revenue) at the Project.  Manager will provide pricing authority support services in exchange for cost-offset compensation of One Dollar ($1.00) per unit per month.  Licensing fees and software costs to run Yield Management software shall be paid by Owner to Yieldstar as a normal operating expense at a cost of a one-time licensing fee of $1,500 and a monthly user fee of $1.00 per unit.  Yield Management pricing authority support services provided by Manager shall include daily monitoring of apartment pricing, quarterly reporting and bi-weekly conference calls with site staff.  The Manager will review pricing recommendations and shall have final authority for making pricing decisions concerning the Project. Manager will be responsible for set-up and maintenance of the Yield Management software.

Ops Technology.  Owner agrees to deploy Ops Technology (enables suppliers and service providers to present targeted pre-negotiated catalog pricing, receive orders electronically, and insert electronic invoices into the Manager’s payment processing system) at the Project.  Manager will provide oversight of the e-procurement and invoicing management platform at a cost (all paid to the service provider and not to Manager) of a one-time licensing fee of $1,200, monthly use fee of $165 and a per invoice processing fee of $1.75, which typically averages $119 per month for a Project of this size. Based on the number of invoices processed, however, the actual cost may vary month to month.   Licensing, user and invoice processing costs shall be paid by the Owner as a normal operating expense.

Owner shall pay to Manager a payment of 10% of upfront payments for negotiating video (cable), data (internet), voice (phone) and laundry agreements on behalf of the Owner, estimated at approximately, $5,000.00.

If additional services not outlined herein are required by the Owner or Manager, Owner shall pay Manager for such additional services under the terms and conditions to be agreed upon by the parties.  Manager shall be under no obligation to provide such additional services unless and until the parties have entered into a written agreement reflecting the terms and conditions thereof.

1.03 DEPOSITORY
An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.04 FISCAL YEAR
The year beginning January 1st and ending December 31st.

1.05 BUDGET
A composite of (i) an operations Budget, which shall be an estimate of receipts and expenditures for the full and complete operation (inclusive of all maintenance,

repairs and alterations) of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the period stated herein and a schedule of expected special repairs and maintenance projects, (ii) a capital Budget, which shall be an estimate of capital replacements, substitutions of, and additions to, the Project for the Fiscal Year.

1.06 GROSS RECEIPTS
The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals, parking rent and other charges collected pursuant to tenant leases for each month during the term hereof; provided, however, that there shall be excluded from tenant rentals any refundable tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) tenant reimbursements for utilities (gas, electric, water and sewer); (d) video (cable), data (internet), local or long-distance services (voice), laundry and vending machine income and other ancillary revenue generated as a percentage of gross receipts; (e) any and all receipts from the operation of the Project received and relating to such period; (f) proceeds from rental interruption insurance; and (g) any other sums and charges collected in connection with termination of the tenant leases.  Gross Receipts do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to the Owner whether or not secured by all or any part of the Project, (iii) any capital contributions to the Owner, (iv) any insurance (other than rental interruption insurance) maintained with regard to the Project, or (v) proceeds of casualty insurance or damage claims as a result of damage or loss to the Project.

1.07 PROJECT EMPLOYEES
Those persons employed by Manager and located on-site as a management staff; e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be directly employed by the Manager in order to maintain and operate the Project.

SECTION 2: DUTIES AND RIGHTS OF MANAGER

2.01 APPOINTMENT OF MANAGER
During the term of this Agreement, Manager agrees, for and in consideration of the compensation provided in Section 1.02, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, repair, maintenance and operation of the Project as per the authority granted herein.  All services performed by Manager under this Agreement shall be done as an independent contractor of Owner.  All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall be obligated to reimburse Manager for all expenses of Manager incurred specifically for the Project.

2.02 GENERAL OPERATION
Manager shall operate the Project in the same manner as is customary and usual in the operation of comparable facilities, and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Project's facilities, subject, however, in all events to the limitations of the Budget.  In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain businesslike relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees of other non-dwelling facilities in the Project, if any; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and at Owner's expense, take such legal action as may be necessary or desirable to evict tenants delinquent in payment of monthly rental, other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers' compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel; (e) advertise when necessary, at Owner's expense and approval, the availability for rental for the Project units using commercially  reasonable business strategies in connection with the use of promotional materials, market outreach efforts, internet and web-based marketing and display "for rent" or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager's name and logo in any display advertising which may be done on behalf of the Project; and (f) sign, renew and cancel tenant leases for the Project, write apartment leases for terms  approved by Owner  (or on a month to month basis following the expiration of the initial term of a tenant lease) to bona fide individuals based upon Manager's recommendations. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project during any lease-up period.

Security Services.  It is understood and agreed that Manager is not in the business of, and will not be providing alarm systems, guards, patrols and/or similar services (the “Security Services”) to the Project as a part of its management services.  Should Owner choose to do so, Owner may separately contract with a company (a “Security Company”) providing Security Services.

2.03 BUDGET
(a) Attached hereto as Exhibit A is the Budget approved by Owner for the stated portion of the current Fiscal Year. For subsequent Fiscal years, Manager shall submit the Budget for the ensuing Fiscal Year for Owner's approval no later than ninety (90) days prior to the beginning of each successive Fiscal Year. The Budget shall be reasonably approved by Owner prior to December 31. In the event Owner disapproves the Budget, in whole or in part, Owner will provide edits for the Manager to make as may be reasonably practicable.  Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior

Fiscal Year, with the exception of expenses for personnel which may be reasonably increased based on existing competitive conditions unless the increase for personnel is the item that is being disputed, in which case expenses for personnel will not be increased.

(b) The Budget shall reflect the schedule of monthly rents for the applicable Fiscal Year. It shall also constitute a major control under which Manager shall operate the Project, and Manager shall make all reasonable efforts to ensure there are no substantial variances therefrom except for the variations which are in compliance with Section 2.07(a)(ii). Consequently, no expenses may be incurred or commitments made by Manager in connection with the management or operation of the Project which exceed (or would cause the total expenses to exceed) by more than five percent (5%) in the aggregate the total expenses provided for in the approved Budget; provided, however, the foregoing limitation with respect to incurring any expense not covered by the Budget shall not apply to expenses relating to taxes, insurance or utilities.  Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only.  Manager will use its commercially reasonable efforts to develop the Budget and manage the Project in accordance with the Budget.

(c)  In the event there shall be a substantial variances (expenses greater than 5%, or Gross Receipts less than 95%, of projection) between the actual results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within fifteen (15) days after the expiration of such month, a written explanation concerning the variances and the steps being taken by Manager to rectify the variances.  If after a Budget has been approved substantial variations have occurred, or are anticipated by Manager during the course of the Fiscal Year, Manager shall immediately notify Owner and, upon Owner's request, shall prepare and submit to Owner a revised forecast of annual income and expenses for the remainder of the Fiscal Year based on actual year-to-date income and expenses and Manager's forecast of income and expenses for the remainder of the Fiscal Year. Such forecast shall not constitute a replacement Budget.

2.04 PROJECT EMPLOYEES AND OTHER PERSONNEL
(a) Manager shall investigate, hire, employ, instruct, pay, promote, direct, discharge and supervise the work of the Project employees and shall supervise, through the Project employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager.  All necessary and appropriate training and training-related costs may be included in the Budget and paid accordingly. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims and violations of law by Manager in respect to employment matters.  To the extent that some of the Project employees may be required to reside at the Project and be available on a full-time basis in order to perform properly the duties of his/her employment, it is further understood and agreed that to the extent contemplated in the Budget or with Owner’s prior written approval, such Project employees (including spouses or significant others and dependent children), in addition to salary and fringe benefits, may receive up to a 20% discount, or rental concession on the normal rental rates for any unit such employee is required to occupy.

(b)  At all times, all Project employees shall at all times be deemed solely employees of Manager, and not of Owner. Owner nevertheless agrees to reimburse Manager, consistent with the Budget, bi-weekly for the total aggregate Budgeted compensation, including salary and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project.  The term "fringe" benefits, as used herein, shall mean and include the employee's and employer’s contribution of FICA, unemployment compensation and other employment taxes, workers' compensation, group life, accident and health insurance premiums, performance bonuses provided for in the Budget and approved by Owner, disability, vacation, holiday, and sick leave, 401(k) contributions and other similar benefits paid or payable to employees on other projects operated by Manager.  Any 401(k) employee or employer contributions forfeited by the employee remain with the plan.  The cost of such Project Employees’ base salaries and fringe benefits shall be separately and specifically scheduled within the Payroll line item of the Budget.  The compensation, payroll taxes, employee benefits, insurance, payroll and administrative costs of such employees shall be considered a normal operating expense and shall be paid as a Project expense, as provided and to the extent permitted in the Budget.

2.05 CONTRACTS AND SUPPLIES
Subject to the Budget, the Manager shall, in the name of and on behalf of Owner and at Owner's expense, consummate arrangements with unrelated third party concessionaires, licensees, tenants or other intended users of the facilities of the Project, shall enter into contracts for furnishing to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, solid waste removal and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects, and shall place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project.  Manager will make a reasonable attempt to make all contracts cancelable without penalty within (30) days written notice.

In the event that utility or power companies require a surety bond or other form of security in order to provide utilities, electrical or other services to the Project, the Manager is authorized to obtain such bond at Owner’s sole expense. Manager may, in its sole discretion, elect to guarantee, indemnify, defend and hold harmless those parties supplying such bonds or other form of security (the “Surety”) for any premiums, liabilities, losses, costs, damages, attorney fees and other expenses, including interest, which the Surety may sustain or incur by reason of, or in connection with, the issuance, renewal or continuation of such bonds or other form of security.  In such event, Owner will reimburse and indemnify Manager pursuant to Section 6.03 with regard to the same.

2.06 MANAGER'S SERVICES
In the performance of its duties under this Agreement, it is agreed that Manager may enter into any contract on behalf of Owner with subsidiaries and affiliates of

Manager for the furnishing of supplies and services to the Project, including but not limited to the purchasing of furniture, operating equipment, operating supplies, maintenance and landscaping services, and advertising, provided, however, that the net cost of such supplies and services to Owner is competitive with such similar services or supplies customarily used in the industry, whose services or supplies are reasonably available to the industry and whose services or supplies are reasonably available to the Project.

2.07 ALTERATIONS, REPAIRS AND MAINTENANCE
(a) (i) To the extent adequate funds are made available to Manager by Owner, Manager shall make or install, or cause to be made and installed at Owner's expense and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of apartment Projects or are required by any lease. (ii) Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants, or are required to avoid the suspension of any necessary service to the Project, in which event such reasonable expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by the Budget, provided that Owner or its successor in interest is notified in a timely manner and thereafter given written notice of such situation and such costs incurred.

(b)  In accordance with the terms of the Budget, by Manager’s recommendation or upon Owner demand and/or approval (except in the case of emergency), Manager shall, at Owner's expense, from time to time during the term hereof, make all required capital replacements or repairs to the Project (“Capital Project”).  For any Capital Projects, including but not limited to Project improvements, rehab/renovation projects, and fire restoration, that cost more than $10,000 on an individual basis, Owner shall pay Manager a Construction Management Fee equal to 5% of the total cost of the completed work, including both hard and soft costs.

2.08 LICENSES AND PERMITS
Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

2.09 COMPLIANCE WITH LAWS
Manager, at Owner's expense, shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government, having jurisdiction respecting the use or manner of use of the Project or the maintenance, alteration or operation thereof.

Owner shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government having jurisdiction over the use or manner of use of the Project or the maintenance, alteration or operation thereof.

2.10 LEGAL PROCEEDINGS
Manager shall institute, in its own name or in the name of Owner, but in any event at the expense of Owner, any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire, provided, that the legal fees and related costs in connection with such proceeding do not exceed the Budget.

2.11 DEBTS OF OWNER
In the performance of its duties as Manager, Manager shall act solely as the representative of the Owner.  All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debts or liabilities.

SECTION 3: MANAGEMENT FEES

3.01 MANAGEMENT FEE
The Owner shall pay to Manager, during the term hereof, the Management Fees and other fees and costs due hereunder for the previous month on or before the tenth (10th) day of each subsequent month; provided, however that with respect to the Management Fee due for the last month of the term hereof, such Management Fee shall be payable on the last day of such month.  Manager shall have the right to withdraw the monthly fee from the Operating Account established by Manager.

3.02 PLACE OF PAYMENT
All sums payable by Owner to Manager hereunder shall be payable to Manager at 300 N. Greene Street, Suite 1000, Greensboro, NC  27401, unless the Manager shall, from time to time, specify a different address in writing.

SECTION 4: PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01 BANK DEPOSITS
All monies received by Manager for or on behalf of Owner shall be deposited by Manager with the Depository.  Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project.  All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided and shall not, unless Owner otherwise has agreed or directed, be commingled with the funds of any other person, including Manager or any affiliate of Manager.  In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.02 SECURITY DEPOSIT ACCOUNT
Manager shall comply with all applicable laws with respect to security deposits paid by tenants.  All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto.  Upon commencement of this Agreement, the Owner authorizes the Manager to make withdrawals therefrom for the purpose of returning them as required by the lease or by existing law.

4.02A OPERATING ACCOUNT
Manager shall deposit all gross receipts from the operations of the property into an Operating Account, on which both Manager and Owner shall be signatories and pay the normal operating expenses of the property, including Manager’s fees, debt and taxes as directed.

4.03 DISBURSEMENT OF DEPOSITS
Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the Management Fees due hereunder, salaries, fringe benefits and expenses of the Project employees, insurance premiums, debt service, legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions.  To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall pay such of the foregoing items in the order and manner selected by Manager.  Nothing in this agreement shall require the Manager to advance money on the Owner’s behalf.

4.04 AUTHORIZED SIGNATURES
Any persons from time to time designated by Manager and agreed to in writing by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts to the extent permitted in this Section 4.  Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Section 4, only upon the signature of an individual who has been granted that authority by Owner.  Owner may at any time and at Owner's sole discretion direct Manager to withdraw funds and make disbursements from such accounts, except all persons who are authorized signatories or who in any way handle funds for the Project shall be bonded or covered by dishonesty insurance in the minimum amount of $100,000 per employee.  At the beginning of each year and as new persons shall be designated authorized signatories, Manager shall provide Owner with evidence of such bonding.  Any expenses relating to such bond for on-site employees and for off-site employees shall be borne by Manager. Owner’s designated agents shall be added as authorized signatories at Owner’s request.

SECTION 5: ACCOUNTING

5.01 BOOKS AND RECORDS
Manager, on behalf of Owner, shall keep all books and accounts pertaining to the Project on an accrual basis.  Manager, on behalf of Owner, shall also supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Project.  Such records shall be subject to examination at the office where they are maintained by Owner or its authorized agents, attorneys and accountant at all reasonable business hours and upon reasonable, advance notice to Manager.

5.02 PERIODIC STATEMENTS
(a)  On or before fifteen (15) days following the end of each calendar month, Manager shall deliver or cause to be delivered to Owner its standard financial reports customarily provided the owners of properties it manages, a list of which is set forth on Exhibit B.  The reports are subject to change from time to time by Owner or Manager provided Manager shall not substantively decrease the quality of the information provided.

(b)  Within thirty (30) days after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall be responsible for coordinating the preparation of Owner's state and federal income tax returns).

(c)      Manager shall also prepare and provide to Bell BR Meadowmont JV, LLC such such reports and information as required by Bell BR Meadowmont JV, LLC to prepare the reports and tax returns required under Section 8 of its Limited Liability Company Agreement.

(d)  In the event that Owner or Owner's Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors in a timely manner to complete the audit engagement. Also, Manager shall cooperate in a reasonable manner at the request of any indirect owner of Owner and shall work in good faith with its designated representatives, accountants or auditors to enable compliance with its public reporting, attestation, certification and other requirements under applicable securities laws and regulations, including for testing internal controls and procedures.

(e)  Owner may request and Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the project as Manager customarily provides the owners of properties it manages.

5.03 EXPENSES
All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, or under any other provisions of this agreement, shall be borne by the Manager.  Any costs and expenses incurred in connection with the preparation of any statement or report not a part of the Manager’s standard reporting package, a list of which is set forth on Exhibit B, shall be borne by Owner.

SECTION 6: GENERAL COVENANTS OF OWNER AND MANAGER

6.01 OPERATING EXPENSES
The Owner shall be solely liable for, and shall pay, all costs and expenses of managing and operating the Project that have been incurred by Owner or by Manager in accordance with the provisions of this Agreement, and shall pay, or Manager shall pay on Owner's behalf, all such costs and expenses, including, without limitation, the salaries of all Project employees, provided however, Owner shall have no direct obligations to Project Employees for salaries or fringe benefits, as all Project Employees are employed solely by Manager and not by Owner. Owner covenants to advance to Manager such sums that are in excess of Gross Receipts required to operate the Project, upon written notice and demand from Manager within fifteen (15) days after receipt of written notice. Nothing in this Agreement shall require Manager to advance funds on Owner’s behalf, however if funds are advanced by Manager in the operation, or management of the property, these funds will be reimbursed by the Owner within thirty (30) days of submitting itemized invoices to the Owner.  Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects on a more efficient and less expensive method of operation.  In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner to be allocated in a manner not prejudicial to Owner, so long as all allocations are clearly indicated and approved in the Budget.

6.02 OWNER'S RIGHT OF INSPECTION AND REVIEW
Owner and Owner's accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project. Any inspection shall be done with as little disruption to the business of the Project as possible.  Books and records of the Project shall be kept, as of the commencement date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Owner.

6.03 INDEMNIFICATION AND HOLD HARMLESS BY OWNER
Except for the gross negligence or willful misconduct of Manager (including Project Employees) in connection with its performance under this Agreement, Owner shall be obligated, whether named as a defendant or not, to indemnify, hold harmless, and defend Manager (and Manager's partners, directors, shareholders, officers, employees, and agents), with counsel reasonably satisfactory to Manager, from and against any and all liabilities, claims, causes of action, suits, losses, demands and expenses whatsoever including, but not limited to reasonable legal fees and expenses arising out of or in the connection with the ownership, maintenance or operation of the Property or this Agreement or the performance of Manager's agreements hereunder (collectively "Claims"), including but not limited to, Claims involving the operation and maintenance of the security alarm system located at the property, matters in which Manager is acting under the express or implied directions of Owner,  and/or the loss of use of property following and resulting from damage or destruction.  In all cases, Owner's Liability Insurance, as defined in Section 8.02 below, will be required to provide insurance coverage for Manager, to the extent provided in such Section 8.02.  The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this Agreement, and is not limited by or to Owner's LiabilityInsurance. It is the intent of the parties hereto, however, to look first to Owner’s Liability Insurance with respect to all Claims hereunder.

6.04 INDEMNIFICATION BY MANAGER

Manager shall indemnify Owner from and against all Claims for bodily injury and property damage which (i) arise out of or are a result of the gross negligence or willful misconduct of Manager except where attributable to actions or policies approved or required by Owner and (ii) result in liability to Owner, including but not limited to, liability to Owner as a result of a final adjudication or judgment on the merits by a court or arbitration proceeding and liability to Owner as a result of a good faith settlement by Owner of such Claims.  Manager shall have no obligation to furnish Owner with a defense or with counsel to defend any Claims which may be asserted or made against Owner, regardless of the nature of the allegations.  If, however, any such Claims result in liability to Owner, Manager shall reimburse Owner for any attorneys' fees and costs actually and reasonably incurred by Owner to defend the portion or portions of such Claims against Owner which arise out of or are a result of the gross negligence or willful misconduct of Manager (except actions or policies approved or required by Owner).

6.05 SURVIVAL OF INDEMNITY OBLIGATIONS
The indemnification and hold harmless obligations of the parties in the Sections 6.03 and 6.04 shall survive the expiration or earlier termination of this Agreement.

SECTION 7: DEFAULTS AND TERMINATION RIGHTS

7.01 DEFAULT BY MANAGER
Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall (i) result from Manager's grossly negligent acts or omissions or willful misconduct; (ii) involve Manager's misappropriation or intentional misapplication of funds received or held by Manager hereunder; or (iii) continue for a period of ten (10) days after written notice thereof by Owner to Manager as to any default in payment of money or thirty (30) days after notice thereof by Owner to Manager as to any non-monetary default, or, if such non-monetary default cannot be cured within thirty (30) days, then such additional period as shall be reasonable provided that Manager is capable of curing same and has continuously attempted to cure such default.

7.02 REMEDIES OF OWNER
Upon the occurrence of an event of default by Manager as specified in Section 7.01 hereof, Owner shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any fee due hereunder, Manager shall remain liable for any losses suffered as a result of Manager's default and the resulting termination of this Agreement.  Upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits.

7.03 DEFAULTS BY OWNER
Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Manager to Owner but, if such non-monetary default cannot be cured within thirty (30) days, then such additional period as shall be reasonable provided that Owner is capable of curing same and has continuously attempted to cure such default.

7.04 REMEDIES OF MANAGER
Upon the occurrence of an event of default by Owner as specified in Section 7.03 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages), except that Owner shall pay Manager a termination fee for the month in which this Agreement is terminated equal to the Management Fee paid for the last full calendar month preceding the month in which the Agreement was terminated.

7.05 EXPIRATION OF TERM
Upon the expiration of the Term hereof pursuant to Section 1.01 hereof, unless sooner terminated pursuant to the terms of this Agreement, Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner then in possession or control of Manager, save and except such sums as are then due and owing to Manager hereunder. In addition, Within sixty (60) days following expiration or termination, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project, which obligation shall survive termination.

7.06 TERMINATION WITHOUT CAUSE
This Agreement shall be terminable by either party without cause upon thirty (30) days prior written notice to the other.

7.07 EFFECT OF TERMINATION
Upon termination of this Agreement for any reason, neither the Owner, nor the Manager have any further rights or obligations under this Agreement other than obligations accrued prior to the termination or by the express terms surviving this Agreement.

SECTION 8: INSURANCE AND INDEMNIFICATION

8.01 PROPERTY INSURANCE
Manager shall obtain and cause to be kept in force, all at Owner’s expense, property damage insurance in the amount of the full replacement cost of the Project, and such other property insurance as Owner may elect, at Owner's expense. Owner shall furnish to Manager appropriate endorsement and certificate of insurance.

8.02 OWNER'S LIABILITY INSURANCE
During the term of this Agreement and all renewals thereof, Manager shall  obtain and cause to be kept in force, all at Owner’s expense, primary commercial general liability insurance and blanket contractual liability insurance on an "occurrence" basis, naming Manager as an additional insured (through endorsements in form and substance satisfactory to Manager), with limits of not less than three Million Dollars

($3,000,000.00) per occurrence (the "Owner's Liability Insurance").  The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Property.

Owner shall provide to Manager a Certificate of Insurance evidencing such coverage from an insurance carrier with an A.M. Best Rating of A VIII or higher reflecting that the Owner's Liability Insurance is effective in accordance with this section and that the Owner's Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.03 MANAGER'S LIABILITY INSURANCE
During the term of this Agreement and all renewals thereof, Manager, at Manager's expense, shall carry and maintain commercial general liability insurance in the amount of $1 million per occurrence and $2 million in the aggregate for the benefit of Manager (the "Manager's Liability Insurance").

8.04 OWNER'S LIABILITY INSURANCE SHALL BE PRIMARY
In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall for all purposes be deemed the primary coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event such claim is caused solely by gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees.

8.05 RENTER’S INSURANCE
If at the direction of the Owner, a renter’s insurance program is put into place by the Manager at the Property inclusive of a limited liability, or limited liability and personal contents coverage policy, any such policy held by the resident shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Section 8. The Manager assumes no responsibility, liability or reduction in payment of its Management Fee for property loss or denial of claims based on the status of a resident’s renter insurance policy whether otherwise amended, changed, or lapsed.

8.06 WAIVER OF SUBROGATION
Each insurance policy maintained by Owner or by Manager with respect to the Property shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy.  All insurance relating to the Property shall be only for the benefit of the party securing said insurance and all others named as insureds.  Notwithstanding any contrary provision of this Agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured or insurable under the policies of insurance required to be maintained under this Agreement by the waiving party and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

8.07 HANDLING CLAIMS
Manager shall report within a reasonable amount of time to Owner all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Property and any damage or destruction to the Property coming to the attention of Manager and will assist Owner in Owner's attempts to comply with all reporting and cooperation provisions in all applicable policies.  Manager is authorized to settle on Owner's behalf any and all claims against property insurers not in excess of $1,500, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money.  If the claim is greater than $1,500, Manager shall act only with the prior written approval of Owner.

8.08 AUTOMOBILE INSURANCE.
Manager, at its expense which is not reimbursable, shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident.

8.09 WORKERS' COMPENSATION INSURANCE
Manager shall cause to be placed and kept in force workers' compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all employees of Manager and employer liability insurance with a limit of at least $12 million and Manager shall furnish Owner certificates of same.  Owner shall reimburse Manager for its expense on the basis of Manager's current workers' compensation rates, the payroll of the Project, and Manager's current premium discounts.  This will include any increase to expense derived from subsequent audits. In the event subsequent audits result in an increase in Manager's Workers' Compensation costs, then Owner shall reimburse Manager for the increased amount.

8.10 DISHONESTY INSURANCE
Manager, at its expense which is not reimbursable, shall furnish employee dishonesty insurance with limits of at least $1,000,000 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Manager who shall be responsible for handling any moneys belonging to Owner that come under custody or control of Manager.

8.11 ENVIRONMENTAL INDEMNIFICATION
Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project.  Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Property, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees.  For purposes of this section, "Hazardous Substances" shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation.

8.12 SECURED PARTY REQUIREMENTS; COOPERATION.
Notwithstanding the foregoing, Manager shall consult and cooperate with Owner and Secured Party and make specific recommendations to Owner to obtain such different or additional insurance coverages for the Project so that it will comply in all minimum respects with the insurance coverages required under the Security Documents. In addition, Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of the insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder.

SECTION 9: MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.  Manager represents that it has qualified to do business in the State of North Carolina in connection with all actions based on or arising out of this Agreement.

9.02 NOTICES
All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) FedEx or a similar nationally recognized overnight courier service, or (iii) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given: (a) if served in person, when served; (b) if by overnight courier, on the first Business Day after delivery to the courier; or (c) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication.  Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

OWNER:                    Bell BR Meadowmont, LLC
C/O Bell Partners Inc
Attn: Jonathan D. Bell
300 N. Greene Street, Suite 1000
Greensboro, NC 27401

COPY TO:
C/o Bluerock Real Estate, L.L.C.
680 Fifth Avenue
New York, New York 10019
Attention:  R. Ramin Kamfar and Michael Konig, Esq.

MANAGER:             Chief Operating Officer

Bell Partners Inc.
300 N. Greene Street, Suite 1000
Greensboro, NC  27401

9.03 SEVERABILITY
If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04 NO JOINT VENTURE OR PARTNERSHIP
Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners.  In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner or vice versa, except as set forth herein or as set forth in any separate agreement signed by Manager.

9.05 MODIFICATION TERMINATION
This Agreement terminates any and all prior management agreements between Owner and Manager relating to the Project, and any amendment, modification, termination or release hereof may be effected only by a written document executed by Manager and Owner.

9.06 ATTORNEYS' FEES
Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any actions (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees expended or incurred in connection therewith.  Each party is responsible for its own appellate fees and costs, if any.

9.07 TOTAL AGREEMENT
This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.08 APPROVALS AND CONSENTS
If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed.

9.09 CASUALTY
In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty.  In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder.

9.10 SPECIAL AGREEMENTS
Notwithstanding Manager’s review of and recommendations in respect to capital repairs and replacements for the Property, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Property will be designed and performed by independent architects, engineers and contractors.  Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with Applicable Law or will be free from errors or omissions, nor that any such work will be free from defects, and Manager will have no liability therefor.  In the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties.  Notwithstanding any contrary provision hereof, Owner agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this Agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this Agreement otherwise.

9.11 COMPETITIVE PROJECTS
Manager may, individually or with others, provide management services in regard to and possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project, and Owner shall not have any right to the income or profits derived therefrom.

9.12 SUCCESSORS AND ASSIGNS
Owner has entered into this Agreement with Manager based on Manager's abilities and, accordingly, Manager may not assign this Agreement without the prior written consent of Owner.  Subject to this limitation on assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  Either Manager or Owner may assign this Agreement upon obtaining the other party's prior written consent, provided that no consent shall be required for assignment to Owner's Mortgagee(s).

9.13 WAIVER OF JURY TRIAL.
Owner and Manager hereby knowingly, voluntarily and intentionally, to the extent permitted by law, waive the right to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether oral or written) or actions of either party arising out of or related in any manner to the property (including, without limitation, any action  to rescind or cancel this Agreement or any claims or defenses asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for the Owner to enter into and accept this Agreement. Owner and Manager agree that should issues arise that would have required litigation; they mutually agree to resolve them via arbitration.

Signatures on following page

SECTION 11: SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

MANAGER: Bell Partners Inc., a North Carolina corporation

By: __________________________
Name: ________________________
Title: _________________________

OWNER:  Bell BR Meadowmont, LLC, a Delaware limited liability company

By:         Bell BR Meadowmont JV, LLC
a Delaware limited liability company,
its Sole Member

By:         Bell Partners Inc.
a North Carolina corporation,
its Co-Manager

By:           ________________________
Name:      ________________________
Title:        ________________________

By:          BR Meadowmont Managing Member, LLC,
a Delaware limited liability company,
its Co-Manager

By:           ________________________
Name:         Jordan Ruddy
Title:           President

EXHIBIT A

2010 Budget

EXHIBIT B
MONTHLY REPORTS
1.	Balance Sheet, including monthly comparison –
2.	Budget Comparison1, including month-to-date and year-to-date variances -Detailed Income Statement, including prior 12 months
3.	General Ledger, with description and balance detail
4.	Payables Summary
5.	Market Survey, including property comparison, trends, and concessions
6.	Rent Roll
7.	Variance Report, including the following:
-Cap Ex Summary and Commentary
-Monthly Income/Expense Variance with notes
-Yearly Income/Expense Variance with notes
-Occupancy Commentary
-Market/Competition Commentary
-Rent Movement/Concessions Commentary
-Crime Commentary
-Staffing Commentary
-Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (eg. Renovation/Rehab report)

1 Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget.  The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.